EXHIBIT 10.55

EXECUTION COPY

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “License Agreement”) is made and effective as of the 31st day of March, 2008 (the “Effective Date”), by and between SaluMedica, LLC, a Georgia limited liability company (“Licensor”), and MiMedx, Inc., a Florida corporation (“MiMedx”; and, together with any Affiliate or successor-in-interest of MiMedx, “Licensee”).

RECITALS:

A.            Licensor and Licensee (specifically, SpineMedica, LLC (a successor by merger to SpineMedica, Corp), a subsidiary of MiMedx) are parties to that certain Technology License Agreement, dated August 12, 2005 (the “2005 Spine License”), concerning “Licensed Technology” (as defined in the 2005 Spine License) for all neurological and orthopedic uses, including muscular and skeletal uses, related to the human spine;

B.            Licensor and Licensee (specifically, MiMedx) are parties to that certain Technology License Agreement, dated August 3, 2007,  as amended by that certain First Amendment to Technology License Agreement, dated August 3, 2007 (the “2007 Hand License”; and, together with the 2005 Spine License, the “Prior Agreements”), concerning “Licensed Technology” (as defined in the 2007 Hand License) for all neurological and orthopedic uses, including muscular and skeletal uses, related to the rotator cuff and the hand (excluding the wrist);

C.            Licensor and Licensee have entered into that certain Investment Agreement of even date herewith (the “Investment Agreement”) pursuant to which, among other things, Licensor has subscribed for the “Closing Shares” (as defined in the Investment Agreement) in exchange for the license and other rights granted by Licensor to Licensee in this License Agreement;

D.            Licensor is the owner of certain intellectual property rights with regard to certain biomaterials known as Salubria™ biomaterials, and such intellectual property rights are included in the Licensed Technology (as defined hereinafter); and

E.             Licensee is desirous of obtaining and commercializing certain intellectual property rights under the terms set forth herein;

NOW THEREFORE, in consideration of ten U.S. dollars ($10.00) in hand paid, the Closing Shares, the premises, the promised performance of each of the parties of the terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:

1.             Incorporation of Recitals; Prior Agreements.  The above recitals are by this reference incorporated herein as if set forth with particularity and are made part of this License Agreement.  To the extent the Prior Agreements are inconsistent with or contradict this License Agreement, the terms of this License Agreement shall supersede the terms of the Prior Agreements; provided however, that the terms of this License Agreement shall not constitute an amendment to the Prior Agreements.

2.	Definitions.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.  Without limiting the foregoing, SpineMedica, LLC (a successor by merger to SpineMedica, Corp), MiMedx Group, Inc., and LeveL Orthopedics, LLC are Affiliates of MiMedx.

“Background Technology” means technical and other information in the possession of Licensor that is necessary or convenient to Practice the Licensed Technology and that is in the public domain.

“Confidential Information” means all confidential information and trade secrets (a) related to the business plans and affairs, property, methods of operation, processing systems, designs, or other information of the disclosing party and (b) in the Field of Use and comprised in, relating to, or arising out of the Licensed Technology that is proprietary to the disclosing party or licensed or otherwise transferred to the disclosing party by any Person, that is not generally known to the public, whether such information is disclosed orally, in writing, or otherwise.  Notwithstanding the foregoing, for purposes of the license granted to Licensee herein (but not for purposes of Section 8.3 hereof), Confidential Information shall not include information that Licensor obtains after the Effective Date and which is subject to restrictions on further disclosure that would be breached by a disclosure to Licensee.

“Effective Date” means the effective date of this License Agreement, as set out above.

“Field of Use” means all uses of surgical sheet(s) as described hereinafter.  The term “surgical sheet” means a piece or pieces of material using a polyvinyl alcohol cryogel that provides an anti-adhesive barrier used to impede, inhibit, or prevent the development of adhesions that: (a) is fabricated in a substantially planar form, noting however, that in packaging or in position, in or on the body, the surgical sheet can conform to the shape of local anatomy or structure; and (b) can have any perimeter shape with a thickness or thicknesses of up to seven (7) millimeters or less.  The surgical sheet can be used as an adjunct to surgical procedures to inhibit or impede the development of adhesions or scarring that may otherwise occur incident to the surgical procedure or to provide a plane of dissection for a revision surgery.  The surgical sheet can also be used: (1) in repairs by patching organs or other tissues, including, without limitation, for urinary, intestinal, colon, stomach, hernial, gynecologic, and cardiac patches; (2) as a substitute for the dura; and (3) as an anti-adhesive dressing or covering used externally for wounds, burns, and/or other skin conditions.  Notwithstanding the foregoing, The Field of Use shall exclude any use in articulating joints.

“GTRC” means Georgia Tech Research Corporation.

“GTRC License” means that certain License Agreement, dated March 5, 1998, by and between GTRC and Licensor, as amended from time to time.

 “Improvement Patents” means all patents or patent applications disclosing and claiming any Improvements and all future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals, and extensions validly claiming priority to any of these patents or patent applications.

“Improvements” means any enhancements, additions, changes, supplements, or other improvements to the Licensed Technology as they relate to the Field of Use, whether or not patentable, that are now existing or otherwise developed by Licensor or Licensee after the Effective Date.

“Know-How” means all technical and other information, intellectual property, or knowledge useful to Practice the Licensed Technology in the Field of Use in the possession of Licensor on the Effective Date or at any time after the Effective Date that is necessary or convenient to Practice the Licensed Technology in the Field of Use, which is not in the public domain, including, without limitation, concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, processes, designs for experiments and tests and results of experimentation and testing (including, without limitation, results of research or development), processes (including, without limitation, manufacturing processes, specifications, and techniques), laboratory records, chemical, clinical, analytical, and quality data, trial data, case report forms, data analyses, reports, manufacturing data or summaries, and information contained in submissions to and information from regulatory authorities, and includes any rights including, without limitation, copyright, database, or design rights protecting any of the foregoing.  The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is or remains not known to the public.  Notwithstanding the foregoing, Know How shall not include information or knowledge that Licensor obtains after the Effective Date subject to restrictions on disclosure or use by Third Parties.

“License Agreement” means this Technology License Agreement, as it may be amended from time to time.

“Licensed Patents” means (a) Patents Under License, (b) Owned Patents, and (c) Licensor’s Improvement Patents.

“Licensed Product” means any product or device that is developed, manufactured, produced, expressed, used, sold or offered for sale, or licensed for use by Licensee, its sublicensees or assignees, or their contract manufacturers, utilizing the Licensed Technology in the Field of Use.

“Licensed Technology” means the Licensed Patents, the Confidential Information, the Know How, the Improvements, and the Improvement Patents, in each and every case only as they relate to the Field of Use.

“Licensee Indemnitees” has the meaning set forth in Section 6.1.

“Licensor Indemnitees” has the meaning set forth in Section 6.2.

“Losses” has the meaning set forth in Section 6.1.

“Owned Patents” means the patents and patent applications listed in Section II of Appendix A and all of Licensor’s future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals, and extensions thereof or related thereto in the United States and in foreign jurisdictions validly claiming priority to any of these patents and patent applications.  The Parties acknowledge that U.S. Patent No. 6,231,605 is a continuation-in-part of U.S. Patent No. 5,981,826.  Although the pending patent applications listed in Section II of Appendix A are presently identified as owned by Licensor, it is possible that one or more of the continuation applications may be owned by GTRC or may be co-owned by GTRC and Licensor, depending on the claimed subject matter.  To the extent that GTRC has any ownership rights to the continuations listed in Section II of Appendix A, Licensor represents and warrants that it is the exclusive licensee thereof pursuant to the terms of the GTRC License.  The Parties agree that if such ownership rights of a continuation patent application or issuing patent should change to be owned in whole or in party by GTRC, then such application or patent shall, without any action by the Parties,  be included under the term “Patents Under License.”

“Parties” means Licensor and Licensee, and “Party” means either one of them.

“Patents Under License” means the patents and patent applications listed in Section I of Appendix A and any and all of Licensor’s future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals, and extensions thereof or related thereto in the United States and elsewhere validly claiming priority to any of these patents and patent applications.

“Person” means any natural person, firm, partnership, association, corporation, limited liability company, trust, business trust, or other entity.

“Practice” means the right in the Field of Use to make, have made, manufacture, have manufactured, use, offer to sell, sell, market, distribute, import, or export Licensed Products.

“Rules” has the meaning set forth in Section 8.7.

“Third Party” means any Person other than the Parties.

3.	License.

3.1           Licensor hereby grants to Licensee an exclusive, fully-paid, worldwide, royalty-free, perpetual, irrevocable, and non-terminable (except as provided in the termination provisions of the GTRC License) license, with the right to sublicense, to Practice the Licensed Technology in the Field of Use.  Licensor will grant Licensee reasonable access to and the ability to make copies of all Background Technology and Licensed Technology.

3.2           Licensor shall not itself, nor shall it directly or indirectly assist or consent to any Third Party to, manufacture, have manufactured, use, offer for sale, sell, market, distribute, import, or export Licensed Products or otherwise Practice the Licensed Technology in the Field of Use.

3.3           Licensor shall have the exclusive right and authority, in its own name, to apply for, prosecute, and obtain Owned Patents.

3.4           Either Party may seek to obtain Improvement Patents in its own name, subject to applicable laws, treaties, and regulations.

3.5           Licensee shall have the right and authority, in the name of Licensor, to file for continuation with respect to any Licensed Patents after providing written notice to Licensor of Licensee’s intent to make such filing.

3.6           Notwithstanding anything herein to the contrary, Licensor shall have no right to terminate this License Agreement or the license granted to Licensee under Section 3.1.

3.7           Licensee hereby grants to Licensor an exclusive, fully-paid, royalty-free, irrevocable and non-terminable license to Practice the Improvement Patents outside the Field of Use.

4.            License Fee.  In consideration of the license and other rights granted herein by Licensor to Licensee, Licensee shall enter into the Investment Agreement and issue to the Licensor the Closing Shares (as defined in the Investment Agreement).  The Parties agree and acknowledge that the Closing Shares shall constitute fair, adequate, and legally sufficient consideration for the license and other rights granted herein.  Licensor acknowledges and agrees that the issuance or non-issuance of Additional Shares under the Investment Agreement has no effect whatsoever on this Agreement and the rights granted to Licensee hereunder.

5.            Representations and Warranties.  Licensor hereby represents and warrants to Licensee that as of the Effective Date:

5.1           Licensor has the full right and power to grant the license set forth in Section 3 of this License Agreement.

5.2           The Closing Shares constitute fair, adequate, and legally sufficient consideration for the license set forth in Section 3 of this License Agreement.

5.3           Appendix A sets forth an accurate and complete list of all patents and patent applications owned, under license, or otherwise controlled by Licensor that are necessary or convenient to Practice the Licensed Technology in the Field of Use.

5.4           Licensor has received no notice of any claims or suits pending and, to the best knowledge of Licensor, there are no claims or suits threatened against Licensor challenging Licensor’s ownership of or right to use any of the Licensed Technology, nor, to the best knowledge of Licensor, does there exist any basis therefor.

5.5           Licensor has received no notice of any claims or suits against Licensor pending and, to the best knowledge of Licensor, there are no claims or suits threatened against Licensor alleging that any of the Licensed Technology infringes any rights of any Third Parties in the Field of Use, nor, to the best knowledge of Licensor, does there exist any basis therefor.

5.6           To the best knowledge of Licensor, no person has infringed or is infringing the Licensed Patents or has misappropriated any of the Licensed Technology.

5.7           Licensor’s granting of the license set forth in Section 3 of this License Agreement and Licensee’s exercise of its rights hereunder does not and shall not constitute a breach or default under (a) any agreement or instrument by which Licensor is bound or (b) to the best knowledge of Licensor, any instrument affecting the Licensed Technology.

5.8           To the best knowledge of Licensor, Licensee’s Practice of the Licensed Technology in the Field of Use shall not result in patent infringement or trade secret misappropriation.

5.9           Except as otherwise specifically provided in this Section 5, (a) the license granted in this License Agreement is “as is” and with all faults and (b) Licensor makes no representations or warranties, express or implied, regarding (i) merchantability or fitness of the Licensed Technology for a particular purpose, (ii) non-infringement of any Licensed Technology with any rights of Third Parties, or (iii) validity or scope of any Licensed Patent.

5.10           Any claim regarding the breach of a representation or warranty by Licensor in this License Agreement must be made within two (2) years after the Effective Date.

6.	Indemnification; Insurance.

6.1           Licensor shall indemnify, defend, and hold harmless Licensee and Licensee’s sublicensees and assignees hereunder, and their respective officers, directors, managers, shareholders, members, employees, agents, and advisors (collectively, the “Licensee Indemnitees”), from and against any and all loss, damage, claim, obligation, liability, cost, and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, proceeding, or demand), of any kind or character (“Losses”) resulting from:

(a)           any breach by Licensor of this License Agreement, including, but not limited to, any breach of Licensor’s representations and warranties made herein, provided that any such claim for indemnification for breach of representation or warranty must be instituted by Licensee prior to the second (2nd) anniversary of the Effective Date; or

(b)           the Practice by Licensor or its licensees (other than Licensee or its sublicenses or assignees) of any of the Licensed Technology outside the Field of Use, including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data, except to the extent such Losses result from any acts of Licensee for which Licensor is entitled to indemnification under Section 6.2.

6.2           Licensee shall indemnify, defend, and hold harmless Licensor and Licensor’s officers, directors, managers, shareholders, members, employees, agents, and advisors (the “Licensor Indemnitees”) from and against any and all Losses resulting from:

(a)           any breach by Licensee of this Licensee Agreement; and

(b)           the Practice by Licensee or its sublicensees and assignees of any Licensed Technology, including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data, except to the extent such Losses result from any acts of Licensor for which Licensee is entitled to indemnification under Section 6.1.

6.3           During the term of this Agreement, Licensee shall maintain product liability insurance in reasonable amounts and to the extent available and name Licensor as additional insured if Licensee can reasonably do so and without incurring additional premium.

7.	Patent Maintenance, Infringement, and Enforcement.

7.1           Licensor shall maintain the Owned Patents at its sole cost and expense.  If Licensor elects not to pay or for any reason fails to pay any maintenance or annuity fees for any of the Licensed Patents as they relate to the Field of Use within the non-surcharge payment time window, Licensee shall have the right (but not the obligation) to pay any such maintenance or annuity fees and seek reimbursement thereof from Licensor.  Licensor shall pay such reimbursement within ten (10) days after Licensee’s written request therefor.

7.2           If Licensor or Licensee determines that any Licensed Patent or Licensee’s rights in the Licensed Technology are being infringed in any field of use, or a claim arises that the Licensed Technology infringes the rights of a Third Party, then Licensor or Licensee (as applicable) shall notify promptly the other Party, giving as many particulars concerning such infringement as shall be practicable at the time.

7.3           Upon becoming aware of a potential infringer or an asserted infringement, Licensor shall diligently investigate and shall determine, in the exercise of reasonable judgment and good practice, whether the activities in question in fact constitute infringement.  The Parties shall promptly confer with respect to the initiation and prosecution of litigation against an alleged infringer, or defense of a Third Party infringement claim, as the case may be, but Licensor shall have the right of ultimate decision with respect to a breach outside of the Field of Use and Licensee shall have the right of ultimate decision with respect to a breach inside the Field of Use, including, without limitation, the right to settle or compromise any claim or consent to the entry of any judgment with respect to any claim.

7.4           Subject to Licensee’s right to initiate an infringement action regarding the Licensed Technology in the Field of Use in Section 7.5 below, Licensor shall, in the event that an infringement appears to be occurring in any application involving the Licensed Technology outside the Field of Use, have the first right, discretion, and authority (but not obligation), at its sole expense, to either defend a Third Party claim, or bring infringement proceedings naming the asserted infringer within not more than ninety (90) days of a determination of probable infringement at its own cost and retain all recovery therefrom, and Licensee shall provide all necessary assistance and cooperation reasonably requested by Licensor, at Licensor’s sole expense.  In furtherance of such right, Licensee shall join Licensor as a party plaintiff in any such suit whenever requested by Licensor or required by applicable law, at Licensor’s sole expense.  If the Licensor fails for any reason to take action to defend or to bring such infringement proceedings within ninety (90) days, and failure to do so would reasonably jeopardize Licensee’s ability to Practice the Licensed Technology in the Field of Use, Licensee shall have the right to do so (including, without limitation, the right to require Licensor to join Licensee as a party plaintiff in any such suit whenever requested by Licensee or required by applicable law) at its own expense and to retain all damages or other recovery.

7.5           With regard to infringement by a Third Party of the Licensed Technology appearing to be solely in the Field of Use, Licensee shall have the first right, discretion, and authority (but not obligation) to prosecute at its own expense any such infringement of any Licensed Patent or the other Licensed Technology occurring in the Field of Use at its own cost, and to keep any recovery or damages for infringement derived therefrom.  Licensor agrees to cooperate as a necessary party in any proceeding as appropriate, including, without limitation, join Licensee as a party plaintiff in any such suit whenever requested by Licensee or required by applicable law, at Licensee’s sole expense.  If Licensee does not elect to bring such infringement proceedings within ninety (90) days of a determination of probable infringement, and failure to do so would reasonably jeopardize Licensor’s ability to Practice outside the Field of Use, Licensor shall have the right but not obligation to do so at its own expense and to retain all damages or other recovery.  In furtherance of such right, Licensee shall join Licensor as a party plaintiff in any such suit whenever requested by Licensor or required by applicable law, at Licensor’s sole expense.

7.6           Notwithstanding the foregoing provisions of this Section 7, in the event a recovery relates to both the Field of Use and other applications of the Licensed Technology, then any damages or other recovery shall, subject to reimbursement of attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, proceeding, or demand, be appropriately allocated between Licensor and Licensee.   If the Parties are unable to agree on an appropriate allocation of damages or other recovery within ninety (90) days, they shall submit the decision to arbitration pursuant to Section 8.7 hereof.

7.7           Each Party will provide reasonable cooperation in connection with any adversarial proceeding conducted by the other Party involving any Licensed Patent, including, without limitation, producing documents, answering interrogatories, and sitting for depositions, at no cost to the other Party other than recovery of its actual out-of-pocket expenses directly incurred in providing such cooperation.

8.	Miscellaneous.

8.1           Notices.  All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing or by written electronic transmission, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service that guarantees delivery within three (3) business days (effective upon receipt), (c) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), or (d) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment (effective upon receipt), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section 8.1):

If to Licensor:

SaluMedica, LLC
4451 Atlanta Road, S.E., Suite 138
Smyrna, Georgia 30080
Attention: Robert R. Singer
Facsimile: (404) 589-1737
Email:  bobby.singer@salumedica.com

With a copy (which shall not constitute notice) to:

Randall W. Johnson, Esq.
Ledbetter Johnson Wanamaker, LLP
1175 Peachtree Street N.E.
100 Colony Square, Suite 1100
Atlanta, Georgia  30361
Facsimile: 404-835-9450
Email: rjohnson@ljwlaw.com

If to Licensee:

MiMedx, Inc.
1234 Airport Road, Suite 105
Destin, Florida  32541
Attention:  Steve Gorlin, Chairman
Facsimile:  (805) 650-2213
Email: sgorlin@gorlincompanies.com

With a copy (which shall not constitute notice) to:

G. Donald Johnson, Esq.
Womble Carlyle Sandridge & Rice, PLLC
1201 West Peachtree Street, Suite 3500
Atlanta, Georgia 30309
Facsimile: (404) 870-4878
Email: DJohnson@wcsr.com

Changes to the above notification addresses may be made by notice to the Parties in the manner set forth above.

8.2           Assignment and Sublicense.  Licensee may assign this License Agreement, assign or sublicense any rights under this License Agreement, and delegate any of its obligations under this License Agreement to any Third Party; provided however, that (a) Licensee must comply with the notice and payment obligations set forth in Section 4.1 of the GTRC License, (b) the sublicense, assignment, or delegation shall not affect Licensee’s obligations to Licensor under this License Agreement and Licensee shall remain liable as a primary obligor to Licensor for breach of this License Agreement by Licensee or its sub-licensees, assignees, or delegates, (c) the sublicense, assignment, or delegation must include a binding obligation on the sub-licensee, assignee, or delegate to comply with all the patent protection, confidentiality, and other obligations of Licensee in this License Agreement subject to such sublicense, assignment, or delegation, and (d) Licensee must provide Licensor reasonable prior written notice providing the terms of such sublicense, assignment, or delegation, as they relate to insuring the Third Party’s compliance with the terms of this License Agreement, to the extent such notification obligation can be complied with without breach of any confidentiality obligation of Licensee.  Licensor shall have the right to assign this License Agreement, provided that the assignment must occur in conjunction with an assignment of the Licensed Technology.  No further contribution or payment to Licensor shall be due in the event of a sublicense, assignment, or delegation by Licensee.  Without limiting the generality of the foregoing, this License Agreement shall survive unimpaired and remain in full force and effect in the event of any sale of assets, merger, or other transaction involving the sale of assets or capital stock of either Licensor or Licensee.

8.3           Confidentiality.  For a period of two (2) years after the Effective Date, each Party covenants and agrees, with respect to the Confidential Information of the other Party, as follows: (a) to receive and hold such Confidential Information in confidence; (b) to protect and safeguard such Confidential Information against unauthorized use, publication, and disclosure; (c) not to use any of such Confidential Information or derivatives thereof except as permitted by this License Agreement; and (d) to restrict access to such Confidential Information to those of its officers, managers, directors, employees, agents, and advisors who clearly have a need to access to such Confidential Information.  Notwithstanding the foregoing, after such two (2) year period, any Confidential Information that is also a trade secret under applicable law shall continue to be subject to the obligations imposed in this Section as long as it remains a trade secret.

8.4           Binding Agreement.  This License Agreement shall not be binding upon the Parties until it has been signed herein below by or on behalf of each Party.  No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid.

8.5           Severability.  If any section of this License Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such section in every other respect and the remainder of this License Agreement shall continue in effect so long as this License Agreement still expresses the intent of the Parties.  If the intent of the Parties, however, cannot be preserved, this License Agreement either shall be renegotiated or shall be terminated.

8.6           Governing Law.  This License Agreement shall be interpreted and construed, and the legal relations between the Parties shall be determined, in accordance with the laws of the State of Georgia, without regard to such jurisdiction’s conflicts of laws rules.

8.7           Arbitration.  Any dispute, claim, or controversy arising out of or in connection with this License Agreement, including, without limitation, any question regarding its existence, validity, or termination, shall be finally determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).  Unless the Parties shall otherwise mutually agree, there shall be one (1) arbitrator.  Any judgment or award rendered by the arbitrator shall be final, binding, and nonappealable.  The place of arbitration shall be Atlanta, Georgia.  Neither of the Parties shall contest the choice of Atlanta, Georgia as the proper forum for such dispute, and notice in accordance with Section 8.1 shall be sufficient for the arbitrator to conduct such proceedings.  If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.  In resolving any dispute, the Parties intend that the arbitrator apply the substantive laws of the State of Georgia, without regard to the choice of law principles thereof.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable, and irrevocable.  The Parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of, or entry of judgment upon such award, by any court of competent jurisdiction.  Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this License Agreement, the Parties shall keep confidential all matters relating to the arbitration or the award, provided, such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by law.  Notwithstanding any provision of the Rules to the contrary, the Party other than the prevailing Party in the arbitration shall be responsible for all of the costs of the arbitration, including, without limitation, legal fees and other costs associated with such arbitration incurred by either Party.

8.8           Compliance with Applicable Laws.  Licensee agrees to comply with all governmental laws and regulations applicable in connection with the Practice of the Licensed Technology in the Field of Use.

8.9           Headings.  The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this License Agreement.

8.10           Counterparts.  This License Agreement may be executed in two or more counterparts or by facsimile signature, each of which shall be deemed an original and which together shall constitute one instrument.

8.11           Authority.  The person(s) signing on behalf of Licensor and Licensee, respectively, hereby warrant and represent that they have authority to execute this License Agreement on behalf of the Party for whom they have signed.

8.12           Representation by Counsel.  Each Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this License Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this License Agreement.

8.13           Entire Agreement.  This License Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous express or implied promises or understandings related to the subject matter hereof, and may not be varied, amended, or supplemented except by a writing of even or subsequent date executed by both Parties and containing express reference to this License Agreement.

8.14           No Waiver.  The failure of either Party to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, will in no way be considered a waiver of such provisions, rights, or elections with respect to subsequent events or in any way to affect the validity and the enforceability of this License Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have affixed their signatures to this Technology License Agreement as of the Effective Date.

Agreed to:	Agreed to:

SALUMEDICA, LLC	MIMEDX, INC.

By: /s/ Robert R. Singer	By: /s/ Matthew J. Miller
Name: Robert R. Singer	Name: Matthew J. Miller
Title: President	Title: Executive Vice President

Appendix A

Issued Patents and Pending Patent Applications

I.             Patents Under License:

U.S. Patent No. 5,981,826, entitled “Poly(vinyl alcohol) cryogel” (owned by Georgia Tech Research Corporation under exclusive license to SaluMedica, LLC)

European patent No. EP0991402, issued in the following countries:

Austria, Belgium, Switzerland, , Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden.

German Patent No. 69828050.4.

Australian Patent No. 728426.

Japanese Patent No. 3506718.

II.            Owned Patents:

U.S. Patent No. 6,231,605, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2003-0008396, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2004-0143329, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2005-0106255, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application Publication No. 2005-0071003, entitled “Poly(vinyl alcohol) hydrogel”

U.S. Patent Application 11/626,405, entitled Methods Of Producing PVA Hydrogel Implants and Related Devices

U.S. Patent Application 11/837,027, entitled Methods of Making Medical Implants of Poly(Vinyl Alcohol) Hydrogel